Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-184638, 333-183787, 333-176773 and 333-166780) pertaining to the Amended and Restated 2011 Stock Option and Grant Plan, 2009 Equity Incentive Plan, 2002 Executive Stock Option Plan, and 1999 Stock Option Plan of Telenav, Inc. of our reports dated August 29, 2013, with respect to the consolidated financial statements and schedule of Telenav, Inc., and the effectiveness of internal control over financial reporting of Telenav, Inc., included in this Annual Report (Form 10-K) for the year ended June 30, 2013.

/s/ Ernst & Young LLP
San Jose, California August 29, 2013